Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS THIRD QUARTER 2020 NET INCOME OF $1.5 BILLION,
$3.39 DILUTED EPS

Continuing to generate positive operating leverage; strong capital and liquidity

PITTSBURGH, October 14, 2020 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data	3Q20	2Q20	3Q19
Net income (loss) from continuing operations	$1,532	($744)	$1,181
Net income from discontinued operations	—	$4,399	$211
Net income	$1,532	$3,655	$1,392
Diluted earnings (loss) per common share from continuing operations	$3.39	($1.90)	$2.47
Diluted earnings per common share from discontinued operations	—	$10.28	$.47
Diluted earnings per common share	$3.39	$8.40	$2.94

“PNC delivered solid third quarter results against the backdrop of a continuing uncertain economy. Noninterest income increased, expenses were well managed and we continued to generate positive operating leverage. Deposits grew while loans declined as a result of lower commercial loan utilization rates, despite growth in loan commitments. Our provision for credit losses was significantly less than last quarter, reflecting stable reserve levels. We continue to execute on our strategic priorities, including ongoing investments in our national expansion and digital offerings. We have substantial capital and liquidity flexibility, and remain well positioned to take advantage of potential investment opportunities to enhance shareholder value.”
             Bill Demchak, PNC Chairman, President and Chief Executive Officer

Second Quarter Sale of Equity Investment in BlackRock, Inc. - Discontinued Operations

▪
In the second quarter of 2020, PNC divested its entire 22.4% equity investment in BlackRock. Net proceeds from the sale were $14.2 billion. The after-tax gain on the sale of $4.3 billion, and donation expense and BlackRock's historical results for all periods presented, are reported as discontinued operations.

Income Statement Highlights - Continuing Operations
Third quarter 2020 compared with second quarter 2020

▪	Net income from continuing operations was $1.5 billion, an increase of $2.3 billion driven by a lower provision for credit losses and higher noninterest income.

▪	Total revenue of $4.3 billion increased $205 million, or 5%.

▪
Net interest income of $2.5 billion decreased $43 million, or 2%, as lower yields on loans and securities and a decline in loan balances more than offset the benefit of lower rates on deposits and borrowings.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 2

–
Net interest margin decreased 13 basis points to 2.39% reflecting the impact of higher balances held with the Federal Reserve Bank and lower yields on loans and securities partially offset by lower rates on deposits and borrowings.

▪	Noninterest income of $1.8 billion increased $248 million, or 16%.

–
Fee income of $1.3 billion increased $62 million, or 5%, as a result of increases in consumer service fees, service charges on deposits and asset management revenue partially offset by lower corporate service fees and residential mortgage revenue.

–	Other noninterest income of $457 million increased $186 million and included positive valuation adjustments of private equity investments partially offset by lower capital markets-related revenue.

▪	Noninterest expense of $2.5 billion increased $16 million, or 1%.

▪	Provision for credit losses was $52 million, a decrease of $2.4 billion.

–	Provision for commercial loans was $219 million largely related to borrowers in industries adversely impacted by the pandemic, primarily within the commercial real estate portfolio.

–	The consumer loan portfolio had a provision recapture of $215 million primarily due to improvement in macroeconomic factors.

▪	The effective tax rate declined to 9.8% for the third quarter compared with 17.5% for the second quarter primarily due to tax credit benefits and the favorable resolution of certain tax matters.
Balance Sheet Highlights
Third quarter 2020 compared with second quarter 2020, or September 30, 2020 compared with June 30, 2020

▪	Average loans decreased $15.0 billion, or 6%, to $253.1 billion.

–	Average commercial loans of $175.6 billion decreased $13.7 billion, or 7%, reflecting lower utilization of loan commitments.

–	Average consumer loans of $77.5 billion decreased $1.3 billion, or 2%, due to lower auto, credit card, home equity and student loans partially offset by higher residential mortgage loans.

▪	Loans at September 30, 2020 declined $9.0 billion, or 3%, to $249.3 billion. Commercial loans decreased $7.5 billion, or 4%, and consumer loans decreased $1.5 billion, or 2%.

▪	Credit quality performance:

–	Overall delinquencies of $1.2 billion at September 30, 2020 decreased $72 million, or 5%.

–	Nonperforming assets of $2.2 billion at September 30, 2020 increased $197 million, or 10%.

–	Net loan charge-offs were $155 million for the third quarter compared with $236 million for the second quarter.

–	The allowance for credit losses to total loans was 2.58% at September 30, 2020 compared with 2.55% at June 30, 2020.

▪
Average deposits increased $15.3 billion, or 5%, to $350.5 billion due to growth in both commercial and consumer deposits. Commercial deposits grew as a result of customer liquidity accumulation. Consumer deposits increased driven by government stimulus and lower consumer spending.

–	Deposits at September 30, 2020 increased $9.1 billion, or 3%, to $355.1 billion.

▪	Average investment securities increased $2.1 billion, or 2%, to $90.5 billion.

–	Investment securities at September 30, 2020 decreased $7.3 billion, or 7%, to $91.2 billion as portfolio prepayments and maturities exceeded reinvestments.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 3

▪	Average balances held with the Federal Reserve Bank of $60.0 billion increased $25.8 billion reflecting higher deposits and proceeds from the sale of the equity investment in BlackRock.

–	Federal Reserve Bank balances at September 30, 2020 increased $20.6 billion to $70.6 billion due to liquidity from deposit growth.

▪	PNC maintained strong capital and liquidity positions.

–	On October 1, 2020, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share payable on November 5, 2020.

–	The Basel III common equity Tier 1 capital ratio was an estimated 11.7% at September 30, 2020 and 11.3% at June 30, 2020.

–	The Liquidity Coverage Ratio at September 30, 2020 for both PNC and PNC Bank, N.A. exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data		3Q20	2Q20	3Q19
Net income		$1,532	$3,655	$1,392
Net income attributable to diluted common shares		$1,447	$3,569	$1,307
Diluted earnings per common share		$3.39	$8.40	$2.94
Average diluted common shares outstanding		426	426	445
Return on average assets		1.32%	3.21%	1.36%
Return on average common equity		11.76%	30.11%	11.56%
Book value per common share	Quarter end	$117.44	$115.26	$103.37
Tangible book value per common share (non-GAAP)	Quarter end	$95.71	$93.54	$82.37
Cash dividends declared per common share		$1.15	$1.15	$1.15

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q20 vs	3Q20 vs
In millions	3Q20	2Q20	3Q19	2Q20	3Q19
Net interest income	$2,484	$2,527	$2,504	(2)%	(1)%
Noninterest income	1,797	1,549	1,738	16%	3%
Total revenue	$4,281	$4,076	$4,242	5%	1%

Total revenue for the third quarter of 2020 increased $205 million compared with the second quarter and $39 million compared with the third quarter of 2019 driven by higher noninterest income.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 4

Net interest income of $2.5 billion for the third quarter of 2020 decreased $43 million compared to the second quarter as lower yields on loans and securities and a decline in loan balances more than offset the benefits from lower rates on deposits and borrowings, reduced borrowing balances and an additional day in the third quarter. In comparison with the third quarter of 2019, net interest income decreased $20 million due to lower yields on earning assets partially offset by lower rates on deposits and borrowings and higher average earning assets. The net interest margin declined to 2.39% for the third quarter of 2020 from 2.52% in the second quarter and 2.84% in the third quarter of 2019 as a result of lower yields on loans and securities and higher balances held with the Federal Reserve, partially offset by lower rates on deposits and borrowings.

Noninterest Income				Change	Change
				3Q20 vs	3Q20 vs
In millions	3Q20	2Q20	3Q19	2Q20	3Q19
Asset management	$215	$199	$213	8%	1%
Consumer services	390	330	402	18%	(3)%
Corporate services	479	512	469	(6)%	2%
Residential mortgage	137	158	134	(13)%	2%
Service charges on deposits	119	79	178	51%	(33)%
Other	457	271	342	69%	34%
	$1,797	$1,549	$1,738	16%	3%

Noninterest income for the third quarter of 2020 increased $248 million compared with the second quarter. Asset management revenue increased $16 million reflecting the impact of higher average equity markets. Consumer services increased $60 million and service charges on deposits increased $40 million due to higher transaction volumes and a decrease in total fees waived for customers experiencing pandemic-related hardships. Corporate services declined $33 million due to lower asset-backed financing, merger and acquisition advisory and loan syndication fees partially offset by higher treasury management product revenue and loan commitment fees. Residential mortgage revenue declined $21 million driven by lower servicing fees and loan sales revenue. Other noninterest income increased $186 million and included positive valuation adjustments of private equity investments partially offset by lower capital markets-related revenue.
Noninterest income for the third quarter of 2020 increased $59 million compared with the third quarter of 2019. Consumer services decreased $12 million and service charges on deposits decreased $59 million reflecting lower transaction volumes, fees waived for customers experiencing pandemic-related hardships and lower revenue related to the elimination of certain checking product fees. Corporate services increased $10 million primarily due to higher revenue from commercial mortgage servicing activities, loan commitment fees and treasury management product revenue partially offset by lower merger and acquisition advisory fees. Other noninterest income increased $115 million reflecting higher revenue from net securities gains, capital markets-related activities and positive valuation adjustments of private equity investments.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q20 vs	3Q20 vs
In millions	3Q20	2Q20	3Q19	2Q20	3Q19
Personnel	$1,410	$1,373	$1,400	3%	1%
Occupancy	205	199	206	3%	—
Equipment	292	301	291	(3)%	—
Marketing	67	47	76	43%	(12)%
Other	557	595	650	(6)%	(14)%
	$2,531	$2,515	$2,623	1%	(4)%

Noninterest expense for the third quarter of 2020 increased $16 million compared with the second quarter. Personnel expense increased $37 million due to higher benefits expense, primarily medical, and an additional day in the quarter. Marketing expense increased $20 million and included the launch of a new digital checking product. These increases were partially offset by continued progress on cost savings initiatives.
Noninterest expense for the third quarter of 2020 decreased $92 million compared with the third quarter of 2019 reflecting a continuous focus on expense management as well as lower business activity related to the economic impact of the pandemic.
The effective tax rate from continuing operations was 9.8% for the third quarter of 2020, 17.5% for the second quarter of 2020 and 17.8% for the third quarter of 2019. The decrease in both comparisons was primarily due to tax credit benefits and the favorable resolution of certain tax matters in the third quarter of 2020.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $462.1 billion in the third quarter of 2020 compared with $457.3 billion in the second quarter of 2020 and $406.7 billion in the third quarter of 2019. Total assets were $461.8 billion at September 30, 2020, $459.0 billion at June 30, 2020 and $408.9 billion at September 30, 2019. Balance sheet growth in the third quarter of 2020 in all comparisons resulted from higher balances maintained with the Federal Reserve Bank driven by increased deposits. Third quarter 2020 average and period-end loans decreased compared with the second quarter of 2020 and increased compared with the third quarter of 2019.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 6

Loans				Change	Change
				3Q20 vs	3Q20 vs
In billions	3Q20	2Q20	3Q19	2Q20	3Q19
Average
Commercial	$175.6	$189.3	$161.5	(7)%	9%
Consumer	77.5	78.8	76.2	(2)%	2%
Average loans	$253.1	$268.1	$237.7	(6)%	6%

Quarter end
Commercial	$172.7	$180.2	$160.2	(4)%	8%
Consumer	76.6	78.1	77.2	(2)%	(1)%
Total loans	$249.3	$258.3	$237.4	(3)%	5%

Average loans for the third quarter 2020 decreased $15.0 billion compared with the second quarter. Average commercial loans declined $13.7 billion reflecting lower utilization of loan commitments, including paydowns of loan commitments drawn early in the pandemic. Average consumer loans decreased $1.3 billion as a result of lower auto, credit card, home equity and student loans partially offset by higher residential mortgage loans.
Total loans at September 30, 2020 decreased $9.0 billion compared with June 30, 2020 driven by a decline in commercial loans of $7.5 billion. Unfunded commercial loan commitments increased to $145.5 billion at September 30, 2020 compared with $137.2 billion at June 30, 2020 and included growth in new loan commitments. At September 30, 2020 PNC had $12.9 billion of PPP loans outstanding, down from the second quarter funded amount of $13.7 billion. Consumer loans at September 30, 2020 decreased $1.5 billion compared with June 30, 2020.
Average and period-end loans for the third quarter of 2020 increased $15.4 billion and $11.9 billion, respectively, compared with the third quarter of 2019 driven by growth in commercial loans, including PPP lending.

Investment Securities				Change	Change
				3Q20 vs	3Q20 vs
In billions	3Q20	2Q20	3Q19	2Q20	3Q19
Average	$90.5	$88.4	$85.2	2%	6%
Quarter end	$91.2	$98.5	$87.9	(7)%	4%

Average investment securities for the third quarter of 2020 increased $2.1 billion compared with the second quarter as a result of net purchases of short-term U.S. Treasury securities near second quarter end. Investment securities at September 30, 2020 decreased $7.3 billion compared with the second quarter as prepayment of agency residential mortgage-backed securities and maturity of short-term U.S. Treasury securities exceeded purchases. Third quarter 2020 average and period-end investment securities increased $5.3 billion and $3.3 billion, respectively, compared with the third quarter of 2019 primarily due to higher agency residential mortgage-backed securities. Net unrealized gains on available for sale securities were $3.4 billion at both September 30, 2020 and June 30, 2020 and $1.4 billion at September 30, 2019.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 7

Average balances held with the Federal Reserve Bank of $60.0 billion in the third quarter of 2020 increased from $34.2 billion in the second quarter of 2020 reflecting deposit growth and proceeds from the sale of the equity investment in BlackRock. Federal Reserve Bank balances at September 30, 2020 of $70.6 billion increased from $50.0 billion at June 30, 2020 due to liquidity from deposit growth. Balances held with the Federal Reserve Bank were $15.3 billion for the third quarter of 2019 and $18.8 billion at September 30, 2019.

Deposits				Change	Change
				3Q20 vs	3Q20 vs
In billions	3Q20	2Q20	3Q19	2Q20	3Q19
Average
Noninterest-bearing	$101.9	$93.7	$72.1	9%	41%
Interest-bearing	248.6	241.5	207.0	3%	20%
Average deposits	$350.5	$335.2	$279.1	5%	26%

Quarter end
Noninterest-bearing	$107.3	$99.5	$74.1	8%	45%
Interest-bearing	247.8	246.5	211.5	1%	17%
Total deposits	$355.1	$346.0	$285.6	3%	24%

Average deposits for the third quarter of 2020 increased $15.3 billion compared with the second quarter and deposits at September 30, 2020 increased $9.1 billion compared with June 30, 2020 due to growth in commercial deposits as a result of customer liquidity accumulation. Consumer deposits also increased reflecting government stimulus and lower consumer spending. Third quarter 2020 average and period-end deposits increased $71.4 billion and $69.5 billion, respectively, compared with third quarter 2019 as a result of overall growth in commercial and consumer deposits and customers.

Borrowed Funds				Change	Change
				3Q20 vs	3Q20 vs
In billions	3Q20	2Q20	3Q19	2Q20	3Q19
Average	$43.3	$53.2	$63.9	(19)%	(32)%
Quarter end	$42.1	$47.0	$61.3	(10)%	(31)%

Average borrowed funds for the third quarter of 2020 decreased $9.9 billion compared with the second quarter and borrowed funds at September 30, 2020 decreased $4.9 billion compared with June 30, 2020 due to lower Federal Home Loan Bank borrowings, bank notes and senior debt and repurchase agreements reflecting the use of liquidity from deposit growth. Average borrowed funds for the third quarter of 2020 declined $20.6 billion compared with the third quarter of 2019 and period-end borrowed funds decreased $19.2 billion reflecting the use of liquidity from deposit growth and proceeds from the sale of the equity investment in BlackRock.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 8

Capital
	9/30/2020	*	6/30/2020	9/30/2019
Common shareholders' equity In billions	$49.8		$48.9	$45.4
Basel III common equity Tier 1 capital ratio	11.7%		11.3%	9.6%
Basel III common equity Tier 1 fully implemented capital ratio	11.3%		10.9%	N/A
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2020 increased $.9 billion, or 2%, over June 30, 2020 due to third quarter net income partially offset by dividends.
The PNC board of directors declared a quarterly cash dividend on common stock payable on November 5, 2020 of $1.15 per share.
PNC announced on March 16, 2020 a temporary suspension of its common stock repurchase program in conjunction with the Federal Reserve's effort to support the U.S. economy during the pandemic, and will continue the suspension through the fourth quarter of 2020, consistent with the extension of the Federal Reserve's special capital distribution restrictions. PNC repurchased $99 million of common shares in the third quarter to offset the effects of employee benefit plan-related issuances in 2020 as permitted by guidance from the Federal Reserve.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. The 2019 Tailoring Rules became effective for PNC as of January 1, 2020. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3Q20 vs	3Q20 vs
In millions	9/30/2020	6/30/2020	9/30/2019	2Q20	3Q19
Provision for credit losses	$52	$2,463	$183	$(2,411)	$(131)
Net loan charge-offs	$155	$236	$155	(34)%	—
Nonperforming loans	$2,085	$1,876	$1,728	11%	21%
Nonperforming assets	$2,152	$1,955	$1,847	10%	17%
Accruing loans past due 90 days or more	$448	$456	$532	(2)%	(16)%
Allowance for loan and lease losses	$5,751	$5,928	$2,738	$(177)	$3,013
Allowance for unfunded lending related commitments	$689	$662	$304	$27	$385
Allowance for credit losses to total loans	2.58%	2.55%	1.28%

Provision for credit losses was $52 million in the third quarter of 2020, a decrease of $2.4 billion from June 30, 2020, reflecting improvement in macroeconomic factors from the second quarter. This benefit was offset by higher expected losses for certain borrowers in industries adversely

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 9

impacted by the pandemic, primarily within the commercial real estate loan portfolio. Provision for credit losses was $219 million for commercial loans, a provision recapture of $215 million for consumer loans and a provision of $48 million for securities and other assets.
Net loan charge-offs for the third quarter of 2020 decreased $81 million compared with the second quarter. Commercial loan net charge-offs declined $69 million from the second quarter reflecting lower charge-offs of commercial and industrial loans and higher recoveries. Consumer loan net charge-offs decreased $12 million from the second quarter primarily due to auto loans. Net loan charge-offs were stable with the third quarter of 2019. Net charge-offs were .24% of average loans on an annualized basis at September 30, 2020, .35% at June 30, 2020 and .26% at September 30, 2019.
Nonperforming assets at September 30, 2020 increased $197 million compared with June 30, 2020. Higher nonperforming commercial loans of $157 million and higher nonperforming consumer loans of $52 million were partially offset by lower other real estate owned and foreclosed assets of $12 million. Higher nonperforming commercial loans reflected an increase in nonperforming commercial real estate loans of $174 million primarily related to industries adversely impacted by the pandemic. Nonperforming assets increased $305 million compared with September 30, 2019 due to higher nonperforming commercial loans of $339 million and higher nonperforming consumer loans of $18 million partially offset by lower other real estate owned and foreclosed assets of $52 million. Nonperforming assets to total assets were .47% at September 30, 2020 compared with .43% at June 30, 2020 and .45% at September 30, 2019.
Overall delinquencies at September 30, 2020 decreased $72 million compared with June 30, 2020. Consumer loan delinquencies decreased $41 million and commercial loan delinquencies declined $31 million. Loans past due 30 to 59 days decreased $51 million, loans past due 60 to 89 days decreased $13 million and loans past due 90 days or more decreased $8 million. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships were considered current and not reported as past due at September 30, 2020 and June 30, 2020.
The allowance for credit losses was $6.4 billion at September 30, 2020 and $6.6 billion at June 30, 2020. The allowance for credit losses as a percentage of total loans was 2.58% at September 30, 2020 and 2.55% at June 30, 2020.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	3Q20	2Q20	3Q19
Retail Banking	$530	$(223)	$347
Corporate & Institutional Banking	670	(358)	645
Asset Management Group	91	28	46
Other	241	(191)	143
Net income (loss) from continuing operations	$1,532	$(744)	$1,181
See accompanying notes in Consolidated Financial Highlights

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 10

Retail Banking				Change	Change
				3Q20 vs	3Q20 vs
In millions	3Q20	2Q20	3Q19	2Q20	3Q19
Net interest income	$1,383	$1,390	$1,393	$(7)	$(10)
Noninterest income	$673	$585	$744	$88	$(71)
Provision for (recapture of) credit losses	$(157)	$761	$147	$(918)	$(304)
Noninterest expense	$1,521	$1,500	$1,536	$21	$(15)
Earnings (loss)	$530	$(223)	$347	$753	$183

In billions
Average loans	$81.8	$83.7	$77.7	$(1.9)	$4.1
Average deposits	$197.9	$189.0	$168.8	$8.9	$29.1

Retail Banking earnings for the third quarter of 2020 increased compared with the second quarter of 2020 and the third quarter of 2019. Noninterest income increased over the second quarter driven by higher consumer services fees, including merchant services, debit card and credit card fees primarily attributable to higher transaction volumes, as well as increased service charges on deposits due to a decrease in total fees waived for customers experiencing pandemic-related hardships. These increases were partially offset by lower residential mortgage revenue as a result of lower servicing fees and loan sales revenue. In comparison with the third quarter of 2019, noninterest income decreased due to lower service charges on deposits and consumer services fees, including merchant services and credit card, driven by lower transaction volumes. Service charges on deposits declined largely due to fees waived for customers experiencing pandemic-related hardships and lower revenue related to the elimination of certain checking product fees. Noninterest income in both comparisons benefited from the impact of negative derivative fair value adjustments related to Visa Class B common shares in the second quarter of 2020 and third quarter of 2019. Provision for credit losses decreased in the third quarter of 2020 compared with the second quarter due to improvement in macroeconomic factors. Noninterest expense increased compared with the second quarter reflecting higher marketing, including the launch of a new digital checking product, and ATM expense as a result of higher transaction volumes. Noninterest expense decreased compared with the third quarter of 2019 primarily as a result of lower marketing, ATM expense and costs associated with business travel partially offset by higher branch-related expense due to the impact of the pandemic.

▪
Average loans decreased 2% compared with the second quarter of 2020 and increased 5% compared with the third quarter of 2019. The decrease from the second quarter was driven by declines in auto, credit card and unsecured installment loans reflecting consumer behavior. The increase compared with third quarter 2019 primarily resulted from growth in commercial loans driven by PPP lending and residential mortgage loans reflecting higher originations in the low interest rate environment.

▪
Average deposits increased 5% compared with the second quarter and 17% compared with third quarter 2019 due to increases in demand deposits and savings as a result of government stimulus and lower consumer spending, partially offset by lower certificates of deposit. Compared to the third quarter of 2019, the increase was also partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 11

▪	Net loan charge-offs were $125 million for the third quarter of 2020 compared with $142 million in the second quarter of 2020 and $128 million in the third quarter of 2019.

▪
Residential mortgage loan origination volume was $4.0 billion in the third quarter of 2020 compared with $4.2 billion for the second quarter and $3.4 billion for the third quarter of 2019. Approximately 44% of third quarter 2020 volume was for home purchase transactions compared with 34% and 44% for the second quarter of 2020 and third quarter of 2019, respectively.

▪
The third party residential mortgage servicing portfolio was $119 billion at September 30, 2020 compared with $122 billion at June 30, 2020 and $123 billion at September 30, 2019. Residential mortgage loan servicing acquisitions were $8 billion for the third quarter of 2020 compared with $11 billion for the second quarter of 2020 and $3 billion for the third quarter of 2019.

▪
Approximately 75% of consumer customers used non-teller channels for the majority of their transactions during the third quarter of 2020 compared with 73% in the second quarter of 2020 and 70% in the third quarter of 2019.

▪
Deposit transactions via ATM and mobile channels were 67% of total deposit transactions in the third quarter of 2020 compared with 65% in the second quarter of 2020 and 58% in the third quarter of 2019.

Corporate & Institutional Banking				Change	Change
				3Q20 vs	3Q20 vs
In millions	3Q20	2Q20	3Q19	2Q20	3Q19
Net interest income	$1,025	$1,064	$930	$(39)	$95
Noninterest income	$723	$726	$654	$(3)	$69
Provision for credit losses	$211	$1,585	$48	$(1,374)	$163
Noninterest expense	$666	$673	$703	$(7)	$(37)
Earnings (loss)	$670	$(358)	$645	$1,028	$25

In billions
Average loans	$159.5	$173.1	$148.6	$(13.6)	$10.9
Average deposits	$133.1	$127.0	$95.8	$6.1	$37.3

Corporate & Institutional Banking earnings for the third quarter of 2020 increased compared with both the second quarter of 2020 and third quarter of 2019. Noninterest income decreased slightly compared to the second quarter primarily due to lower capital markets-related revenue partially offset by higher treasury management product revenue, gains on asset sales and loan commitment fees. Noninterest income increased compared with the third quarter of 2019 driven by broad-based growth in revenue from commercial mortgage banking activities, capital markets-related revenue and treasury management product revenue. Provision for credit losses decreased in the third quarter of 2020 compared with the second quarter due to improvement in macroeconomic factors partially offset by higher expected losses for certain borrowers in industries adversely impacted by the pandemic, primarily within the commercial real estate loan portfolio. Noninterest expense decreased in both comparisons largely due to lower variable costs, including lower expense associated with business travel.

▪
Average loans decreased 8% compared with the second quarter due to declines across PNC’s corporate banking, business credit and real estate businesses, including lower average utilization of loan commitments. Average loans increased 7% over the third quarter of 2019 due to broad

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 12

growth across PNC’s corporate banking, commercial banking and real estate businesses, including PPP loan originations.

▪	Average deposits increased 5% from the second quarter and 39% from the third quarter of 2019 reflecting liquidity maintained by customers due to the economic impact of the pandemic.

▪	Net charge-offs were $32 million in the third quarter of 2020 compared with $99 million in the second quarter and $30 million in the third quarter of 2019.

Asset Management Group				Change	Change
				3Q20 vs	3Q20 vs
In millions	3Q20	2Q20	3Q19	2Q20	3Q19
Net interest income	$89	$89	$70	—	$19
Noninterest income	$221	$204	$216	$17	$5
Provision for (recapture of) credit losses	$(19)	$39	$(1)	$(58)	$(18)
Noninterest expense	$211	$217	$228	$(6)	$(17)
Earnings	$91	$28	$46	$63	$45

In billions
Client assets under administration at quarter end	$300	$289	$298	$11	$2
Average loans	$7.9	$7.5	$6.9	$.4	$1.0
Average deposits	$19.1	$18.9	$13.6	$.2	$5.5

Asset Management Group earnings for the third quarter of 2020 increased in both comparisons reflecting growth in noninterest income as a result of higher average equity markets. Compared with the third quarter of 2019, noninterest income was impacted by gains on 2019 divestiture activity. Provision for credit losses decreased in the third quarter of 2020 compared with the second quarter due to improvement in macroeconomic factors. Noninterest expense declined in both comparisons due to lower variable costs, and the decrease compared with the third quarter of 2019 was also impacted by 2019 divestitures.
Client assets under administration at September 30, 2020 included discretionary client assets under management of $158 billion and nondiscretionary client assets under administration of $142 billion. Discretionary client assets under management increased $7 billion compared with June 30, 2020 primarily driven by higher equity markets. Discretionary client assets under management decreased $5 billion compared with September 30, 2019 driven by the sale of components of the PNC Capital Advisors investment management business, including its PNC family of proprietary mutual funds, in the fourth quarter of 2019 partially offset by higher equity markets.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 13

Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9103 and (303) 223-2685 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2020 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21968576 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2020	2020	2019	2020	2019
Revenue
Net interest income	$2,484	$2,527	$2,504	$7,522	$7,477
Noninterest income	1,797	1,549	1,738	5,171	5,041
Total revenue	4,281	4,076	4,242	12,693	12,518
Provision for credit losses	52	2,463	183	3,429	552
Noninterest expense	2,531	2,515	2,623	7,589	7,812
Income (loss) from continuing operations before income taxes and noncontrolling interests	$1,698	$(902)	$1,436	$1,675	$4,154
Income taxes (benefit) from continuing operations	166	(158)	255	128	706
Net income (loss) from continuing operations	$1,532	$(744)	$1,181	$1,547	$3,448
Income from discontinued operations before taxes		$5,596	$251	$5,777	$700
Income taxes from discontinued operations		1,197	40	1,222	111
Net income from discontinued operations		$4,399	$211	$4,555	$589
Net income	$1,532	$3,655	$1,392	$6,102	$4,037
Less:
Net income attributable to noncontrolling interests	13	7	13	27	35
Preferred stock dividends (a)	63	55	63	181	181
Preferred stock discount accretion and redemptions	1	1	1	3	3
Net income attributable to common shareholders	$1,455	$3,592	$1,315	$5,891	$3,818
Per Common Share
Basic earnings (loss) from continuing operations	$3.40	$(1.90)	$2.47	$3.11	$7.15
Basic earnings from discontinued operations		10.28	.48	10.61	1.30
Total basic earnings	$3.40	$8.40	$2.95	$13.73	$8.45
Diluted earnings (loss) from continuing operations	$3.39	$(1.90)	$2.47	$3.11	$7.13
Diluted earnings from discontinued operations		10.28	.47	10.59	1.29
Total diluted earnings	$3.39	$8.40	$2.94	$13.70	$8.42
Cash dividends declared per common share	$1.15	$1.15	$1.15	$3.45	$3.05
Effective tax rate from continuing operations (b)	9.8%	17.5%	17.8%	7.6%	17.0%

(a)
Dividends are payable quarterly other than Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Nine months ended
	September 30	June 30	September 30	September 30	September 30
	2020	2020	2019	2020	2019
PERFORMANCE RATIOS
Net interest margin (a)	2.39%	2.52%	2.84%	2.57%	2.91%
Noninterest income to total revenue	42%	38%	41%	41%	40%
Efficiency (b)	59%	62%	62%	60%	62%
Return on:
Average common shareholders' equity	11.76%	30.11%	11.56%	16.57%	11.48%
Average assets	1.32%	3.21%	1.36%	1.83%	1.36%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$530	$(223)	$347	$508	$936
Corporate & Institutional Banking	670	(358)	645	682	1,799
Asset Management Group	91	28	46	173	171
Other (d)	241	(191)	143	184	542
Net income (loss) from continuing operations	$1,532	$(744)	$1,181	$1,547	$3,448

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 were $17 million, $19 million and $25 million, respectively. The taxable equivalent adjustments to net interest income for the nine months ended September 30, 2020 and September 30, 2019 were $58 million and $79 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	September 30	June 30	September 30
	2020	2020	2019
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$461,817	$458,978	$408,916
Loans (a)	$249,279	$258,236	$237,377
Allowance for loan and lease losses (b)	$5,751	$5,928	$2,738
Interest-earning deposits with banks	$70,959	$50,233	$19,036
Investment securities	$91,185	$98,493	$87,883
Loans held for sale (a)	$1,787	$1,443	$1,872
Equity investments	$4,938	$4,943	$5,004
Asset held for sale (c)			$8,321
Mortgage servicing rights	$1,113	$1,067	$1,483
Goodwill	$9,233	$9,233	$9,233
Other assets (a)	$32,445	$34,920	$35,774
Noninterest-bearing deposits	$107,281	$99,458	$74,077
Interest-bearing deposits	$247,798	$246,539	$211,506
Total deposits	$355,079	$345,997	$285,583
Borrowed funds (a)	$42,110	$47,026	$61,354
Allowance for unfunded lending related commitments (b)	$689	$662	$304
Total shareholders’ equity	$53,276	$52,923	$49,420
Common shareholders’ equity	$49,760	$48,928	$45,428
Accumulated other comprehensive income (loss)	$2,997	$3,069	$837
Book value per common share	$117.44	$115.26	$103.37
Tangible book value per common share (Non-GAAP) (d)	$95.71	$93.54	$82.37
Period end common shares outstanding (millions)	424	425	439
Loans to deposits	70%	75%	83%
Common shareholders' equity to total assets	10.8%	10.7%	11.1%
CLIENT ASSETS (billions)
Discretionary client assets under management	$158	$151	$163
Nondiscretionary client assets under administration	142	138	135
Total client assets under administration	300	289	298
Brokerage account client assets	55	53	52
Total client assets	$355	$342	$350
CAPITAL RATIOS
Basel III (e) (f)
Common equity Tier 1	11.7%	11.3%	9.6%
Common equity Tier 1 fully implemented (g)	11.3%	10.9%	N/A
Tier 1 risk-based	12.7%	12.4%	10.7%
Total capital risk-based (h)	15.2%	14.9%	12.7%
Leverage	9.4%	9.4%	9.3%
Supplementary leverage	9.5%	9.3%	7.8%
ASSET QUALITY
Nonperforming loans to total loans	.84%	.73%	.73%
Nonperforming assets to total loans, OREO and foreclosed assets	.86%	.76%	.78%
Nonperforming assets to total assets	.47%	.43%	.45%
Net charge-offs to average loans (for the three months ended) (annualized)	.24%	.35%	.26%
Allowance for loan and lease losses to total loans (i)	2.31%	2.30%	1.15%
Allowance for credit losses to total loans (i) (j)	2.58%	2.55%	1.28%
Allowance for loan and lease losses to nonperforming loans (i)	276%	316%	158%
Accruing loans past due 90 days or more (in millions)	$448	$456	$532

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2020 Form 10-Q included, and our third quarter 2020 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Amounts at September 30, 2020 and June 30, 2020 reflect the impact of adopting Accounting Standards Update 2016-13 - Financial Instruments - Credit Losses, which is commonly referred to as the Current Expected Credit Losses (CECL) standard and our transition from an incurred loss methodology for these reserves to an expected credit loss methodology. Our 2019 Form 10-K and our first and second quarter 2020 Form 10-Qs included, and our third quarter 2020 Form 10-Q will include additional information related to our adoption of this standard.

(c)
Represents our held for sale investment in BlackRock. In the second quarter of 2020, PNC divested its entire holding in BlackRock. Prior period BlackRock investment balances have been reclassified to the Asset held for sale line in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. Our second quarter 2020 Form 10-Q included additional information.

(d)	See the Tangible Book Value per Common Share table on page 18 for additional information.

(e)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information. The ratios as of September 30, 2020 are estimated.

(f)	The September 30, 2020 and June 30, 2020 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.

(g)	The September 30, 2020 and June 30, 2020 fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.

(h)
The 2020 and 2019 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $40 million and $60 million, respectively, that are subject to a phase-out period that runs through 2021.

(i)
Ratios at September 30, 2020 and June 30, 2020 reflect an increase in reserves due to the impact of CECL adoption, the significant economic impact of COVID-19 and loan growth. Our 2019 Form 10-K and our first and second quarter 2020 Form 10-Qs included, and our third quarter 2020 Form 10-Q will include additional information related to our adoption of this standard.

(j)	Excludes allowances for investment securities and other financial assets.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve the election to exclude specific accumulated other comprehensive income (AOCI) items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets (in each case net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution’s adjusted common equity Tier 1 capital.
Under the Basel III rules applicable to PNC during 2019, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets were deducted from common equity Tier 1 capital (net of associated deferred tax liabilities) to the extent they individually exceeded 10%, or in the aggregate exceeded 15%, of the institution's adjusted common equity Tier 1 capital. Also, PNC's Basel III regulatory capital during 2019 included AOCI related to securities then held, and those transferred from, available for sale, as well as pension and other postretirement plans.
PNC’s regulatory risk-based capital ratios in 2020 and 2019 are both calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
Effective for March 31, 2020, regulators issued an interim final rule permitting banks that have adopted the CECL standard to delay for two years CECL’s full impact on regulatory capital, relative to the incurred loss methodology’s impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective as of March 31, 2020. See the table below for the June 30, 2020 ratio and estimated September 30, 2020 ratio. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the September 30, 2020 and June 30, 2020 (Fully Implemented) estimates presented in the table below.
We also provide additional information below regarding PNC’s September 30, 2019 Basel III Common equity Tier 1 capital ratios.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (Non-GAAP) (a)
	Basel III
	September 30 2020 (estimated) (b)	June 30 2020 (b)	September 30 2019	September 30, 2020 (Fully Implemented) (estimated) (c)	June 30, 2020 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$48,122	$47,254	$44,592	$46,763	$45,859
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,209)	(9,222)	(9,268)	(9,209)	(9,222)
Basel III total threshold deductions (d)			(2,952)
Accumulated other comprehensive income (loss) (e)			638
All other adjustments	(62)	(75)	(209)	(64)	(78)
Basel III Common equity Tier 1 capital	$38,851	$37,957	$32,801	$37,490	$36,559
Basel III standardized approach risk-weighted assets (f)	$332,355	$336,990	$340,912	$331,019	$335,615
Basel III advanced approaches risk-weighted assets (g)			$319,960
Basel III Common equity Tier 1 capital ratio	11.7%	11.3%	9.6%	11.3%	10.9%

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	The September 30, 2020 and June 30, 2020 ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.

(c)	The September 30, 2020 and June 30, 2020 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.

(d)	Based on the Tailoring Rules, effective January 1, 2020 for PNC, the limit for threshold deductions increased, resulting in no deduction as of September 30, 2020 and June 30, 2020.

(e)	Based on the Tailoring Rules effective January 1, 2020, PNC elected to opt-out of the inclusion of accumulated other comprehensive income in regulatory capital.

(f)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(g)
Basel III advanced approaches risk-weighted assets in 2019 were based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. Based on the Tailoring Rules effective January 1, 2020, PNC is no longer required to report advanced approaches risk-weighted assets.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 18

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2020	2020	2019
Book value per common share	$117.44	$115.26	$103.37
Tangible book value per common share
Common shareholders' equity	$49,760	$48,928	$45,428
Goodwill and other intangible assets	(9,396)	(9,410)	(9,459)
Deferred tax liabilities on Goodwill and other intangible assets	187	188	191
Tangible common shareholders' equity	$40,551	$39,706	$36,160
Period-end common shares outstanding (millions)	424	425	439
Tangible book value per common share (Non-GAAP)	$95.71	$93.54	$82.37

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	The length and extent of economic contraction as a result of the COVID-19 pandemic.

–	The impact of the upcoming U.S. elections on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that:

–
The U.S. economy is in a nascent economic recovery in the second half of 2020, following a very severe but very short economic contraction in the first half of the year due to the coronavirus (COVID-19) pandemic and public health measures to contain it. Real GDP declined more than 10 percent unannualized in the first and second quarters of 2020, as many firms closed, at least temporarily, and consumers stayed at home. But since the late spring/early summer economic activity has picked up due to loosening restrictions on businesses, massive federal stimulus, and extremely low interest rates. Between May and September the economy has added back slightly more than one-half of the 22 million jobs lost in March and April.

–
Despite the improvement in the economy in recent months, economic activity remains far below its pre-pandemic level and unemployment remains elevated. Real GDP growth in the third quarter will be extremely strong, between 25 and 30 percent at an annual rate, but will slow in the fourth quarter and through 2021. PNC does not expect real GDP to return to its pre-pandemic level until late 2021, and does not expect employment to return to its pre-pandemic level until 2023. Risks to this outlook are weighted to the downside; they include a further resurgence in the spread of the coronavirus and a lack of additional stimulus from the federal government.

–
Monetary policy remains extremely supportive of economic growth. PNC expects the Federal Open Market Committee to keep the fed funds rate in its current range of 0.00 to 0.25 percent through at least mid-2024.

▪
Given the many unknowns and risks being heavily weighted to the downside, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and restrictions on businesses and activities are not further lifted or are reimposed, the recovery would be much weaker. There is even the potential that the economy could fall back into recession. PNC’s baseline scenario assumes additional fiscal stimulus; continued inaction on stimulus is another major downside risk. The longer it takes to combat the pandemic the more permanent damage it will cause to business and consumer fundamentals and sentiment; this could make the recovery weaker and result in permanently lower long-run economic growth. And an extended global recession due to COVID-19 would weaken the U.S. recovery. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

- more -

PNC Reports Third Quarter 2020 Net Income of $1.5 Billion, $3.39 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders beginning in the fourth quarter of 2020, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board's Comprehensive Capital Analysis and Review (CCAR) process. The Federal Reserve also has imposed additional limitations on capital distributions through the fourth quarter of 2020 by CCAR-participating bank holding companies and may extend these limitations, potentially in modified form.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2019 Form 10-K and subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. In particular, our forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

###